Exhibit 11



                             EMPLOYMENT AGREEMENT

                  THIS AGREEMENT by and among Niagara Corporation, a Delaware corporation (the "Company"), Niagara LaSalle Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Niagara LaSalle"), and Michael Scharf (the "Executive"), dated as of the first day of January, 1999.


                             W I T N E S S E T H

                  WHEREAS, the Executive serves the Company as its Chairman, Chief Executive Officer and President and serves Niagara LaSalle as its Chairman; and

                  WHEREAS, the Company wishes to provide for the continued employment by the Company of the Executive, and the Executive wishes to continue to serve the Company, on the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the date hereof (the "Effec tive Date") and ending on the fifth anniversary of the Effective Date (together with any extensions made pursuant to this Section 1, the "Employment Period"). Com mencing on the third anniversary of the Effective Date and each subsequent anniver sary thereof (each of such third and subsequent anniversaries, an "Extension Date"), the term of this Agreement shall automatically be extended for one additional year unless, at least three months prior to the applicable Extension Date, the Company or the Executive shall have given notice not to extend this Agreement.

                  2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall continue to serve the Company as its Chairman, Chief Executive Officer and President and shall serve Niagara LaSalle as its Chairman and Chief Executive Officer; in each case with such duties and responsibilities as are consistent with past practice and are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the "Board") or the Board of Directors of Niagara LaSalle, as applicable.

                  (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to pursue his other business interests or to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (c) The Company's headquarters shall be located in New York, New York, and the Executive shall be based primarily in New York, New York (or such other location as may be approved by the Board and the Executive), except for such reasonable travel obligations as do not materially exceed the Executive's present travel obligations.

                  3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Company shall pay the Executive a base salary at the annual rate of not less than $480,000, subject to increase by the Board if warranted by the Com pany's growth during such period ("Annual Base Salary"). Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so in creased.

                  (b) ANNUAL BONUS. With respect to each of the Company's fiscal years occurring during the Employment Period, the Company shall, subject to the immediately following sentence, pay the Executive an annual bonus, in cash (the "Annual Bonus"), equal in amount to 50 % of Annual Base Salary, as in effect on the first day of the Company's fiscal year with respect to which the Annual Bonus is paid (the "Target Bonus"), based upon achievement by the Company of an EBITDA target approved by the Compensation Committee of the Board (the "Committee") for such year, and increasing by 1 % of such Annual Base Salary for each 1% increment in EBITDA in excess of such target. The EBITDA target shall be based on opera tions existing at the time the target is approved, but the target may be amended by the Compensation Committee based upon corporate acquisitions or dispositions, or other relevant factors. The Company shall seek the approval of its shareholders for the Annual Bonus during the Employment Period at its annual shareholders' meeting following the execution of this Agreement, and the Annual Bonus shall be paid only if such approval is obtained. If such approval is not obtained, the Company and the Executive shall negotiate in good faith to structure an alternative incentive compen sation arrangement to fairly compensate the Executive. For purposes of this Agree ment, EBITDA shall mean the Company's earnings before interest, taxes, depreciation and amortization, as determined in accordance with the Company's audited financial statements.

                  (c) STOCK OPTIONS. During the Employment Period, the Executive shall receive annual grants of stock options pursuant to a stock option plan of the Company, in such amount as the Committee may in its discretion determine.

                  (d) SERP. Commencing on the first day of the month following the month in which the Executive's employment with the Company and Niagara LaSalle terminates for any reason, the Executive shall be entitled to receive retirement income in an annual amount equal to the product of (1) the Executive's Final Average Pay, (2) (subject to Section 5(a)(ii)), the number of years, including fractional parts thereof, of the Executive's service with the Company and (3) 2.5 %. Such retirement income shall be paid to the Executive during his lifetime and, upon his death, an amount equal to 50 % of such retirement income shall be paid to his surviving spouse during her lifetime. For purposes of the SERP, Final Average Pay shall mean the average of Executive's combined Annual Base Salary and Annual Bonus for the three consecutive years during the ten years immediately preceding the year in which occurs the Executive's termination of employment during which such average is highest.

                  (e) MEDICAL COVERAGE. The Executive and his spouse and their dependent children shall be entitled to receive health, medical, dental and hospitalization coverage on a basis at least as favorable (on an after-tax basis) as is provided to such persons on the date hereof, such coverage to be provided during the Employment Period and, with respect to the Executive and his surviving spouse, during each of their lifetimes, and, with respect to their dependent children, for such period as coverage is permitted under the terms of the Company's insurance policy as in effect on the date hereof.

                  (f) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to receive six weeks' paid vacation each year and paid holidays, each in accordance with past practice; Company automobile, payment of private club membership fees and dues and any other currently provided fringe benefits in accordance with past practice; and individual tax advice and other financial planning services not to exceed in the aggregate an annual amount of $25,000.

                  (g) OTHER BENEFITS. During the Employment Period the Executive shall be entitled to participate in all other employee benefit plans, practices, policies and programs of the Company on a basis at least as favorable as any other executive of the Company.

                  4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for the period specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

                  (b) TERMINATION BY THE COMPANY. (i) the Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means the conviction of the Executive for the commission of a felony, or willful gross misconduct by the Executive in connection with his employment by the Company, in either case that results in material and demonstrable financial harm to the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

                  (ii) A termination of the Executive's employment for Cause shall be not be effective unless it is accomplished in accordance with the following proce dures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination for Cause, that takes place not less than twenty nor more than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of two-thirds of the entire membership of the Board stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

                  (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean any material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive.

                  (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

                  (iii) The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

                  (iv) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

                  (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

                  5.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during the Employment Period, the Company terminates the Execu tive's employment for any reason other than Cause, death or Disability, or the Executive terminates employment for Good Reason, the Company shall

                  (i) pay to the Executive, in a lump sum in cash, within five business days after the Date of Termination, (A) an amount equal to the product of (1) the greater of three and the number of years, including fractional parts thereof, remaining until the date on which the Employment Period would have ended had the termination of the Executive's employment hereunder not been terminated (such number, the "Severance Multiple"), and
(2) the sum of the Executive's then current Annual Base Salary (without giving effect to reductions thereto) and the average Annual Bonus earned in respect of the three years preceding the Date of Termination or, if greater, the Target Bonus for the year in which occurs the Date of Termination; and
(B) the Accrued Obligations (as defined in paragraph (b) of this Section);
and

                  (ii) provide additional years of service credit under the SERP equal in number to the Severance Multiple; and

                  (iii) shall continue to provide life insurance benefits to the Executive, for a period of years equal in number to the Severance Multiple, at least equal to those provided to the Executive prior to the events giving rise to the Executive's termination of employment; and

                  (iv) take all actions necessary to cause all of the Executive's outstanding equity awards, to the extent then forfeitable, to immediately and fully vest and, to the extent then not exercisable, to become immediately and fully exercisable, and any posttermination exercise period associated with such awards to commence on the anniversary of the Date of Termination equal in number to the Severance Multiple;

and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

                  (b) DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"):
(1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount equal to the product of
(A) the Target Bonus that the Executive would have been eligible to earn for the year during which such termination occurs, and (B) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denomina tor of which is 365; and (3) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

                  (c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employ ment, other than for Good Reason, during the Employment Period, the Company shall pay to the Executive in a lump sum in cash within 30 days of the Date of Termination,
(1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; and (2) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

                  (d) (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Pay ments") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5(d)(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income and employment tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of the Company's independent auditor (the "Auditor"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (ii) The Gross-Up Payments provided for in Section 5(d)(i) hereof shall be made upon the earlier of (i) ten days following termination of the Executive's employment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

                  (iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax is less than the amount taken into account under Section 5(d)(i) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income and employment tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

                  (iv) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of the Auditor regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of the Auditor incurred in connection with this agreement shall be borne by the Company.

                  6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated compa nies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

                  7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

                  8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential informa tion, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

                  9. ATTORNEYS' FEES. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may incur in good faith as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

                  10. SUCCESSORS; JOINT OBLIGORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                  (d) The Company and Niagara LaSalle shall be jointly and severally liable to the Executive for all obligations hereunder.

                  11. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                    If to the Executive:

                                    ------------------
                                    ------------------





                                    If to the Company:

                                    ------------------

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforce able in part, the remaining portion of such provision, together with all other provi sions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  (f) The Executive and the Company acknowledge that this Agree ment supersedes any other agreement between them concerning the subject matter hereof.

                  (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encum ber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

                  (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company and Niagara LaSalle have caused this Agreement to be executed in their names on their behalf, all as of the day and year first above written.


                                    NIAGARA CORPORATION

                                    By:  /s/ Gerald L. Cohn
                                       --------------------------------
                                           Name: Gerald L. Cohn
                                           Title: Chairman of the
                                                  Compensation Committee


                                    NIAGARA LASALLE CORPORATION


                                    By: /s/ Frank Archer
                                       ---------------------------------
                                          Name: Frank Archer
                                          Title: President



                                          /s/ Michael J. Scharf
                                         -----------------------------------
                                          Michael J. Scharf